As filed with the Securities and Exchange Commission on June ____, 2001
                                                       Registration No.333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                           RUBIN PROPERTY GROUP, INC.
                 (name of small business issuer in its charter)



                                    Delaware
         (State or other jurisdiction of incorporation or organization)

                                      6500
             Primary Standard Industrial Classification Code Number

                                   95-4849639
                     (I.R.S.) Employer Identification Number

                      2121 Avenue of the Stars, Suite 101,
                 Los Angeles, California 90067/ (310) 407-0100
              (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive office)

                              --------------------
                Dan Rubin, President and Chief Executive Officer
                           Rubin Property Group, Inc.
                      2121 Avenue of the Stars, Suite 101,
                 Los Angeles, California 90067/ (310) 407-0100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              --------------------
                                   COPIES TO:

                            Robert L. Davidson, Esq.
                          Rubin Investment Group, Inc.
                       2121 Avenue of the Stars, Suite 101
                          Los Angeles, California 90067
                           Telephone No. 310/407-0100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following boxes and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following boxes and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

We amend this registration statement as may be necessary to delay its effective date until we shall file another amendment which specifically states that this registration statement shall become effective in accordance with Section 8 (a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to Section 8 (a) may determine.

                         Calculation of Registration Fee



                                                            Proposed maximum
                                         Amount to be          aggregate            Proposed        Amount of
Title and Par Value of each class of     Registered(1)         offering              maximum       Registration
    securities to be registered            (Maximum)       price per share(2)    offering price        Fee

Common Stock, Par Value                    3,000,000            $1.00            $3,000,000           $750
 $.0001





1 If there is a stock split, stock dividend or similar transaction involving our Common Stock, in order to prevent dilution, the number of shares registered hereunder will automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

2 Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) and (g).




The information in this prospectus is not complete. We are not allowed to sell the common stock offered by this prospectus until the registration statement that we have filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell our common stock - and does not solicit offers to buy - in any state where the offer or sale is not permitted.

                   Subject to completion, dated June 20, 2001

                        3,000,000 Shares of Common Stock

                                -----------------

                           RUBIN PROPERTY GROUP, INC.

                                  Common Stock

                                    ---------

                                   Prospectus

         We are offering 3,000,000 shares of common stock at a price of $1.00 per share on a "best efforts, minimum/maximum" basis. The offering will close if a minimum of 200,000 shares are sold. The offering will end 90 days from the date of this prospectus, but may be extended for an additional 180 days by us. We will act as escrow agent for funds received until the minimum number of shares have been sold.

         We intend to apply for our shares to be quoted on the Over-The-Counter Bulletin Board.

                                   ----------


   INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" AT PAGE 4.



                                                Underwriting
                           Price to             Discounts and       Proceeds
                           Public               Commissions          to Us
                          -----------           --------------      --------



Per Share                  $     1.00            $        0        $     1.00

Total (minimum)            $  200,000            $        0        $  200,000

Total (maximum)            $3,000,000            $        0        $3,000,000



         This offering is self-underwritten. No underwriting discounts or commissions will be paid on shares sold directly by us.

                                   ----------



         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved our securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  June 20, 2001

PROSPECTUS SUMMARY...........................................................3



RISK FACTORS.................................................................4

NOTE ABOUT FORWARD-LOOKING STATEMENTS........................................9

DETERMINATION OF OFFERING PRICE..............................................9

DILUTION....................................................................10

USE OF PROCEEDS.............................................................11

DESCRIPTION OF OUR BUSINESS.................................................12

PLAN OF OPERATION...........................................................16

DESCRIPTION OF PROPERTY.....................................................17

SHARES AVAILABLE FOR FUTURE SALE............................................18

PLAN OF DISTRIBUTION........................................................19

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS................21

PRINCIPAL SHAREHOLDERS......................................................23

DESCRIPTION OF SECURITIES...................................................25

LEGAL PROCEEDINGS...........................................................29

CERTAIN TRANSACTIONS........................................................29

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS....................29

EXECUTIVE COMPENSATION......................................................31

INTEREST OF NAMED EXPERTS AND COUNSEL.......................................32

LEGAL MATTERS...............................................................32

MANAGEMENT INDEMNIFICATION..................................................32

AVAILABLE INFORMATION.......................................................33

ADDITIONAL INFORMATION......................................................34

INDEX TO FINANCIAL STATEMENTS..............................................F-1





           UNTIL 90 DAYS AFTER THE DATE OF THE PROSPECTUS ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

           You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. We are offering and selling the shares only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of the delivery of the Prospectus or any sale of the shares.

                               PROSPECTUS SUMMARY

THE COMPANY

         We are a development stage company engaged in the real estate business. We have not conducted any active business operations as of the date of this prospectus. We plan to buy, sell and develop properties which are currently either undeveloped or income producing. As of the effective date of this prospectus, we will own an interest in one undeveloped tract in Woodland, California. We have entered into negotiations to acquire all of the interests in the Woodland property that we do not own.

         We have executive offices at 2121 Avenue of the Stars, Suite 101, Los Angeles, California 90067 and our telephone number is (310) 407-0100. Our World Wide Web address will be www.rubinpropertygroup.com. A copy of this prospectus may be accessed from our website. Other information on our website does not constitute part of this prospectus.

                                  THE OFFERING

Shares of common stock offered                                        3,000,000

Common stock outstanding after the offering (minimum)                 1,700,000

Common stock outstanding after the offering (maximum)                 4,500,000


         There will be 1,500,000 shares of common stock outstanding as of the effective date of this prospectus. This excludes options to acquire 400,000 shares at a price of $1.00 per share. The offering is self-underwritten.

                             SELECTED FINANCIAL DATA

         The following table sets forth selected financial data as of June 8, 2001, the 3 month period beginning March 8, 2001 (inception date). The data set forth below should be read in conjunction with the Financial Statements and related Notes to Financial Statements appearing elsewhere herein.

STATEMENTS OF OPERATIONS DATA:
Total revenue ..........................................   $       0

Total expense ..........................................         750

Income (loss) from operations ..........................        (750)

Net income (loss) ......................................        (750)


Basic income (loss) before extraordinary items per share   $     nil
Basic extraordinary item per share .....................   $       0
Basic net income per share .............................   $     nil
Basic weighted average shares ..........................           0

Diluted income before extraordinary items per share ....   $     nil
Diluted extraordinary item per share ...................   $       0
Diluted net income per share ...........................   $     nil
Diluted weighted average shares ........................     400,000


BALANCE SHEET DATA:

Total assets ...........................................   $       0

Long term debt .........................................           0

Total liabilities ......................................         750

Total stockholders' equity .............................        (750)

Tangible book value per share ..........................   $     nil

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors before investing in our common stock.

RISKS RELATING TO OUR BUSINESS

         WE HAVE NO OPERATING HISTORY. WE MAY NOT BE ABLE TO DEVELOP ANY BUSINESS OPERATIONS.

         We have not commenced any active business or operations as of the date of this prospectus. We intend to acquire income producing properties and undeveloped properties and pay for these properties with a combination of the proceeds of this offering, issuances of our common stock and borrowed funds secured by the properties acquired.

         No assurance can be given that we will be able to find suitable properties for acquisition. Even if suitable properties are found, no assurance can be given that we can arrange the financing necessary to acquire such properties. In this event, we will not be able to commence any meaningful business operations or activities.

         WE WILL FACE A STRONG COMPETITIVE MARKET.

         The commercial real estate industry is highly competitive, and we will compete with substantially larger companies for the acquisition, development and operation of properties. Some of these companies are national or regional operators with far greater resources than ours. The presence of these competitors may be a significant impediment to the development of our business.

         WE ARE NOT ABLE TO DEVELOP OR SELL OUR WOODLAND PROPERTY WITHOUT THE AGREEMENT OF OUR CO-OWNER.

         On the effective date of this prospectus, we will own a 50% undivided interest in undeveloped property located in Woodland, California. We will not be able to take any action regarding this property, such as to develop it ourselves or sell it to a developer without the agreement of the owner of the other 50% interest. No assurance can be given that the co-owner of the property will be able to agree on any proposed use of the property. In this case the property will remain undeveloped until an agreement is reached.

         Our ability to sell our 50% undivided interest may also be adversely affected by the need for all of the owners to agree on any proposed use of the property.

           OUR MANAGEMENT HAS LIMITED EXPERIENCE IN THE REAL ESTATE INDUSTRY.

           Our Chairman of the Board, President and Chief Executive Officer, Dan Rubin, has limited experience in the real estate industry. He has no prior experience in two types of business in which we intend to engage: the development of unimproved properties and the conversion of existing structures for new uses. The rest of our management team has no prior experience in the real estate industry. No member of management will devote his full time and attention to our business.

         No assurances can be given that our management team will be able to successfully develop or manage our business.

         OUR DEBT LEVEL MAY HAVE A NEGATIVE IMPACT ON OUR INCOME AND ASSET
VALUE.

         We may incur indebtedness in connection with the acquisition of properties. As a result of our use of debt, we will be subject to the risks normally associated with debt financing. The required payments on mortgages and on other indebtedness are not reduced if the economic performance of any property declines. If any such decline occurs, our ability to make debt service payments would be adversely affected. If a property is mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, that property could be transferred to the mortgagee with a consequent loss of income and asset value.

         REAL ESTATE INVESTMENTS ARE INHERENTLY RISKY.

         Real estate investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend on the amount of income and capital appreciation generated by the properties held by the entity in which the investment is made. If we acquire properties and they do not generate sufficient operating cash flow to meet operating expenses, including debt service, capital expenditures and tenant improvements, our income will be adversely affected. Income from properties may be adversely affected by the general economic climate, local conditions, the attractiveness of properties to tenants, zoning or other regulatory restrictions, competition from other available storage facilities and office buildings, and our inability to control certain operating costs, including site maintenance, insurance premiums and real estate taxes. Income from properties and real estate values also are affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing.

         REAL ESTATE DEVELOPMENT IS INHERENTLY RISKY.

         Real estate development is subject to other risks, including the following:

     o    the risks of difficult and complicated construction projects,

     o the risks related to the use of contractors and subcontractors to perform all construction activities,

     o the risk of development delays, unanticipated increases in construction costs, environmental issues and regulatory approvals; and

     o financial risks relating to financing and construction loan difficulties.

Additionally, the time frame required for development, construction and leasing of these properties means that we may have to wait a few years for a significant cash return.

           THERE IS LIMITED LIQUIDITY IN REAL ESTATE INVESTMENTS

         Real estate investments are relatively illiquid. Our ability to vary our portfolio in response to changes in economic and other conditions will be limited. We may not be able to ascertain whether we will be able to dispose of an investment when we find disposition advantageous or necessary or that the sale price of any disposition will recoup or exceed the amount of our investment.

         OUR UNINSURED AND UNDERINSURED LOSSES COULD RESULT IN LOSS OF VALUE OF PROPERTIES.

         We intend to obtain comprehensive insurance on any developed property we may acquire, including liability, fire and extended coverage. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable, as to which our properties may be at risk in their particular locales. Our management will use its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to requiring appropriate insurance on our investments at a reasonable cost and on suitable terms. This may result in insurance coverage that in the event of a substantial loss would not be sufficient to pay the full current market value or current replacement cost of our lost investment. Inflation, changes in codes and ordinances, environmental considerations, and other factors also might make it not feasible to use insurance proceeds to replace a facility after it has been damaged or destroyed.

         WE MAY SUFFER ENVIRONMENTAL LIABILITIES.

         Under various environmental laws, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances including, without limitation, asbestos-containing materials that are located on or under the property. These laws often impose liability whether the owner or operator knew of, or was responsible for, the presence of those substances. In connection with our proposed ownership and operation of properties, we may be liable for these costs. Also, our ability to arrange for financing secured by that real property may be adversely affected because of the presence of hazardous or toxic substances or the failure to properly remediate any contamination.

RISKS RELATING TO THE OFFERING

SINCE WE WILL BE SUBJECT TO THE PENNY STOCK RULES, WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION, WHICH MAKES IT MORE DIFFICULT AND EXPENSIVE TO RAISE NECESSARY CAPITAL AND COULD IMPACT THE MARKET FOR THE SHARES.

         Our common stock is subject to the "penny stock" rules. As long as the price of our shares remains below $5.00 and we are unable to obtain a listing of our stock on the NASDAQ System or other national stock exchange, we will be subject to the "penny stock" rules. In general, the penny stock rules impose requirements on securities brokers which tend to reduce the level of trading activity in a stock. Among other things, these rules require that securities brokers:

     o make a special suitability determination before recommending a penny stock

     o    deliver a risk disclosure document prior to purchase

     o    disclose commission information concerning sales of a penny stock

     o provide customers with monthly statements containing recent price information

If our shares remain subject to the penny stock rules, investors may find it difficult to sell them.

WE CANNOT ASSURE THAT THERE WILL BE A PUBLIC MARKET FOR OUR SECURITIES.

         There is no assurance a market will develop for the securities upon completion of this offering. There is also no assurance as to the depth or liquidity of any potential market or the prices at which holders may be able to sell the securities. An investment in the Shares may be totally illiquid and investors may not be able to liquidate their investment readily or at all when they need or desire to sell.

         There is no assurance that our application for listing on the OTCBB will be accepted.

THERE IS VOLATILITY IN THE SHARES OF LOW PRICED STOCK AND IN THE STOCK MARKET.

         If a public market develops for the shares, many factors will influence the market prices. The shares will be subject to significant fluctuation in response to variations in operating results, investor perceptions, supply and demand, interest rates, general economic conditions and those specific to the industry, developments with regard to our activities, future financial condition and management.

PREFERRED STOCK; POSSIBLE ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS.


         Certain provisions of our Articles of Incorporation and Bylaws and certain other contractual provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Certain of these provisions allow us to issue preferred stock with rights senior to those of the common stock without any further vote or action by the shareholders, and impose various procedural and other requirements which could make it more difficult for shareholders to effect certain corporate actions. These provisions could also have the effect of delaying or preventing a change in control. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or could adversely effect the rights and powers, including voting rights, of the holders of our common stock. Such issuance could have the effect of decreasing the market price of our common stock.

         NOTE ABOUT FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements. We intend to identify forward-looking statements in this Prospectus using words such as "believes," "intends," "expects," "may," "will," "should," "plan," "projected," "contemplates," "anticipates," or similar statements. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause these differences include those discussed in the Risk Factors section of this prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

         DETERMINATION OF OFFERING PRICE

         The price at which the shares are being offered has been arbitrarily determined by us, and does not necessarily bear any relationship to prices at which the shares of comparable companies trade, our assets, earnings, book value, or any other ordinary investment criteria. Accordingly, in comparison to utilizing such investment criteria, the offering price may be greater than would be the case were any of the above-mentioned criteria to be used in determining the per share offering price. You may not be able to resell your shares at or above the price you will pay for our common stock. No underwriter was involved in the determination of the offering price.

                                    DILUTION

           Purchasers of the shares will experience immediate and substantial dilution in the value of their shares after purchase. Dilution represents the difference between the initial public offering price per share paid by the purchaser in the offering and the net tangible book value per share immediately after completion of the offering. Net tangible book value per share represents the net tangible assets, defined as total tangible assets less total liabilities, divided by the number of shares of common stock outstanding upon closing of the offering. Our net tangible book value (actual) at June 8, 2001, was $ (750) or N/A per common share.

           Assuming that all 3,000,000 shares offered hereby are sold, we would have a pro forma net tangible book value of $3,342,543. The following table illustrates per share dilution to our new investors based on this assumption:

-------------------------------------------------------------------------------
Offering price per Share                                                $1.00
-------------------------------------------------------------------------------
Net tangible book value per share at June 8, 2001                         Nil
-------------------------------------------------------------------------------
Increase per common share attributable to payment by new investors      $.74
-------------------------------------------------------------------------------
Net tangible book value per share at September 30, 2001 (unaudited)
on a pro forma basis reflecting the proceeds of this offering           $.74
-------------------------------------------------------------------------------
Dilution of net tangible book value per share to new shareholders
from the public offering price                                          $.26
-------------------------------------------------------------------------------


     The following table sets forth on June 8, 2001, on a pro forma basis, the differences between existing shareholders and new investors in the offering with respect to the number of shares of common stock purchased, the total consideration paid, and the average price per share paid by existing shareholders and by new investors:

------------------------------------------------------------------------------------------------------------------------------
                         Number           Percentage of        Consideration Paid     Percentage of Total   Average Price per
                         of Shares        Outstanding Shares                          Consideration Paid         Share
------------------------------------------------------------------------------------------------------------------------------
Existing Shareholders          1,500,000           33%                  $342,534             10.2%                $0.23
- Pro Forma
------------------------------------------------------------------------------------------------------------------------------
New Investors                  3,000,000           67%              $3,000,000               89.8%                $1.00


------------------------------------------------------------------------------------------------------------------------------
Total                          4,500,000          100%              $3,342,534                100%                  -
------------------------------------------------------------------------------------------------------------------------------


                                 USE OF PROCEEDS

           The net proceeds from the sale by us of the 3,000,000 shares offered hereby are estimated to be $2,950,000, assuming all the shares are sold and $150,000, assuming 200,000 shares are sold, after deducting the expenses of this offering.

           All of the proceeds will be used by us for the acquisition of income producing or undeveloped properties, or interests in such properties. As payment for any property, we intend to use the proceeds of this offering, our equity and borrowed funds, in amounts to be determined by management.

           The foregoing represents our best estimate of the net proceeds of the offering based on current planning and business conditions. Management has broad discretionary authority to determine the exact allocation of the proceeds for the purposes set forth above and the timing of the expenditures, which may vary significantly depending upon the exact amount of funds raised, the time and cost involved in deploying the funds and other factors. Pending usage of the funds, the funds will be invested in short-term interest bearing securities or money market funds.

           If an amount less than the maximum offering is raised, we may be required to delay, scale back, or eliminate parts of our business plan or obtain funds through additional financing, including loans or offerings of our securities. We presently have no agreements or understandings with respect to any future financing or loan agreements.

                           DESCRIPTION OF OUR BUSINESS

           ORGANIZATION AND HISTORY

           We were incorporated on March 8, 2001, pursuant to the Delaware Business Corporation Act. We were formed with the stated purpose of conducting any lawful business activity. However, our purpose is to engage in the real estate business.

           We are considered a development stage company. To date, our activities have consisted of start up and organizational activities and the development of our business plan. Our principal shareholder has contributed to us an interest in an undeveloped property located in Woodland, California. This property represents our first real estate holding.

           The Company's principal executive offices are located at: 2121 Avenue of the Stars, Suite 101, Los Angeles, CA 90067.

           We have no recent operating history and no representation is made, nor is any intended, that we will be able to carry on future business activities successfully. Further, there can be no assurance that we will have the ability to acquire property that will be of material value to us. Management plans to investigate, research and, if justified, attempt to acquire properties. We currently have no commitment or arrangement, written or oral, to participate in any property acquisition and management cannot predict the nature of any potential property acquisition it may ultimately consider. Management will have broad discretion in its search and negotiations for any property acquisition.

           OUR BUSINESS POLICIES WITH RESPECT TO ACQUIRING PROPERTIES

           The following is a discussion of our business policies with respect to acquisition, investment, financing and certain other activities. Our policies have been determined by our Board of Directors and, although the Board currently does not contemplate any changes to the policies, the Board may change these policies without a vote or other approval of stockholders.

ACQUISITION, DEVELOPMENT AND INVESTMENT POLICIES

           Our business and growth strategies are designed to maximize total return to stockholders over the medium and long term. Our current policies contemplate the possibility of (1) direct ownership of income producing real estate properties, including ownership through wholly-owned subsidiaries, (2) indirect participation in those types of properties through investments in corporations, business trusts, general partnerships, limited partnerships, joint ventures and other legal entities, (3) acquisition of unimproved property for development or resale, and (4) the acquisition and conversion of existing structures. At the present time, we are interested in suitable properties located in the continental United States. Generally, we intend to hold our properties for the long term. However, we may sell properties when we believe the economic benefits to our stockholders warrant such action. Our policy will be to acquire assets primarily for possible capital gain.

           Although we have no formal plan as to the allocation of assets among our investments, we generally intend after startup to limit investment in a single property to a maximum of 50% of our total assets. We expect to fund future development and acquisitions utilizing funds from this offering and future offerings of our securities, issuances of our equity securities, sale or exchange of existing properties, borrowed funds and retained cash flow. We believe our capital structure is advantageous because it permits us to acquire additional properties by issuing equity securities in whole or in part as consideration for the acquired properties, and our equity securities will be our primary consideration for acquisition during our startup phase.

           We intend to locate suitable properties through the use of licensed real estate brokers who will be advised of our requirements. It is anticipated that the sellers of the properties will pay any broker commissions or fees relating to the sale of properties to us.

           FINANCING POLICIES

           We intend to make additional investments in properties and may incur indebtedness to make those investments. We have no limitation on the number or amount of secured indebtedness or mortgages that may be placed on any one of our properties.

           Secured indebtedness incurred by us may be in the form of purchase money obligations to the sellers of properties, publicly or privately placed debt instruments, or financing from banks, institutional investors or other lenders. This indebtedness may be recourse to all or any part of our assets, or may be limited to the particular property to which the indebtedness relates. The proceeds from any borrowings by us may be used for refinancing existing indebtedness, for financing development and acquisition of properties, for the payment of dividends and for working capital.

           If the Board determines to raise additional equity capital, the Board has the authority, generally without stockholder approval, to issue additional common stock, preferred stock or other of our capital stock in any manner (and on such terms and for such consideration) as it deems appropriate, including in exchange for property. Existing stockholders have no preemptive right to purchase shares issued in any offering, and any such offering might cause a dilution of a stockholder's investment in us.

           WOODLAND PROPERTY

           As of the effective date of this prospectus, we will own a 50% undivided interest in a parcel of approximately 6 acres of undeveloped property located in Woodland, California. Woodland is a town of approximately 45,000 residents located approximately 10 miles northeast of Sacramento, California. The property is just off Interstate Highway I-5.

           The property is completely undeveloped and vacant and has no improvements. Adjoining properties have been developed for commercial and residential uses. The property is one of very few undeveloped properties within the developed portions of Woodland. The property is zoned partly for commercial use and partly for residential use.

           The 50% undivided interest not owned by us is owned by Roy Rubin, M.D. and Sima Rubin, who are husband and wife. Roy and Sima Rubin are the parents of Dan Rubin, our President, Chief Executive Officer and affiliate of our principal shareholder.

           Any decision to develop, sell, mortgage or otherwise deal with the property requires the consent of Dr. and Mrs. Rubin and us. We may sell or transfer our 50% undivided interest in the property. As of the date of this prospectus, there are no plans or commitments to develop, sell, mortgage or make any other use of the property. The property will be held until an appropriate opportunity to develop or sell it is accepted by the owners.

         There can be no assurances that Dr. and Mrs. Rubin on the one hand and we on the other hand, will agree at any time on the appropriate use of the property. In that case the property will remain undeveloped until an agreement can be reached. This need for an agreement by all the owners for use of the property may make it difficult for us to sell or transfer our 50% undivided interest in the property.

         The property is not subject to any mortgages, liens or encumbrances. The property is not subject to any lease. As the property is undeveloped and has no improvements, management believes that no insurance in necessary.

         Our 50% interest was acquired by Dan Rubin in August 1999 at a cost of approximately $342,500. Mr. Rubin acquired his interest from two individuals who were not related to any member of the Rubin family. Mr. Rubin will transfer his interest to us in exchange for the issuance of 1,500,000 shares of our common stock to Rubin Investment Group, Inc (RIG). Mr. Rubin owns 100% of RIG's outstanding stock.

         We have entered into negotiations to acquire the 50% interest in the Woodlands property owned by Dr. and Mrs. Rubin. No assurances can be given that these negotiations will lead to our acquisition of this interest.



           ENVIRONMENTAL MATTERS

           Under various federal, state and local laws and regulations, an owner or operator of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances on that property. These laws often impose such liability regardless of whether the owner caused or knew of the presence of hazardous or toxic substances and regardless of whether the storage of those substances was in violation of a tenant's lease. Furthermore, the costs of remediation or removal of those substances may be substantial, and the presence of hazardous or toxic substances, or the failure to promptly remediate those substances, may adversely effect the owner's ability to sell the property or to borrow money using the property as collateral. In connection with the ownership and operation of any property we may acquire, we may be potentially liable for such costs.

           We intend to obtain an environmental assessment of any property we may acquire.

Nevertheless, it is possible that our assessments will not reveal all potential environmental liabilities.

           COMPETITION

           The acquisition of income producing and undeveloped properties will involve competition from different companies. In both situations our competition will be substantially larger and better capitalized than us. Sellers of properties will try to obtain the best terms and price for their properties and our competition may be in a position to provide better terms and price than us.

           EMPLOYEES

           As of the date hereof, we do not have any employees and have no plans for retaining employees until such time as our business warrants the expense. We may find it necessary to periodically hire part-time clerical help on an as-needed basis. RIG, our principal shareholder has agreed to provide office space and administrative services on an as needed basis to us for $12,500 per month for a period of twelve months commencing on the effective date of this prospectus. The agreement will continue on a month-to-month basis thereafter unless terminated by RIG or us.

                                PLAN OF OPERATION

           We are considered a development stage company with no operations or income since inception. Our plan of operation for the next twelve months includes the following elements:

     o Raising capital - we hope to raise at least $3,000,000 through this offering and through possible private placements of preferred stock or convertible debt. However, we believe that we can commence operations on a limited scale even if no additional funds are raised and continue them for at least twelve months.

     o Acquiring properties - we intend to notify real estate brokers operating in geographical areas of interest to us that we are interested in acquiring suitable developed or undeveloped properties. When appropriate properties are identified, we will negotiate for an acceptable purchase price and terms. As consideration for any acquisition, we would use our capital, our equity and borrowed funds secured by the property acquired.


     o Relationships with banks - management intends to use the start-up phase to introduce us to banks and other lending institutions that may be interested in making secured loans to us in order to pay for properties.


     o Development of properties - if we acquire undeveloped properties we will try to determine appropriate development plans for the property. We may engage outside consultants and property managers to assist us in developing these plans.

     o Research and development - we do not plan to engage in any product research or development in the next twelve months.

     o Plant, equipment and employees - we do not plan to build or acquire any significant plant or equipment over the next twelve months. We do not plan to hire any employees until we generate cash flow from operations. RIG, our principal shareholder, will provide us free of charge with office space, clerical assistance and administrative services for a period of twelve months for $12,500 per month.

                             DESCRIPTION OF PROPERTY

           We do not presently own or lease any properties, except for the Woodland property. We have entered into negotiations to acquire the balance of the outstanding interests in the Woodland Property. See "Business Woodland Property".

           Our executive offices are located at 2121 Avenue of the Stars, Suite 101, Los Angeles, California, 90067 in offices leased by RIG, our principal shareholder. RIG has agreed to make office space (and services) available to us for a period of twelve months for $12,500 per month. The space will be available to us on a month-to-month basis thereafter unless terminated by RIG or us.

                        SHARES AVAILABLE FOR FUTURE SALE

           Upon completion of the offering, assuming the maximum is sold, we will have outstanding an aggregate of 4,500,000 shares of common stock. In addition, we reserved for issuance 400,000 shares issuable upon exercise of options.

           The shares sold under this prospectus will be freely transferable without restriction or further registration under the Securities Act, except for shares which may be acquired by our affiliates.

           The remaining shares held by existing shareholders are restricted securities as that term is defined in Rule 144. Restricted securities may be sold in the public market only if they are registered or if they qualify for exemption from registration under Rules 144 or 701 under the Securities Act or otherwise. In general, under Rule 144, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1) 1% of the then outstanding common shares or (2) the average weekly trading volume in the common shares during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions.

           In addition, under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares without regard to the volume, manner of sale and other limitations described above. None of the restricted shares held by our existing shareholders will be eligible for immediate sale in the public market under Rule 144(k).

           An employee or consultant who has purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701. This rule permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding-period, volume-limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after we became a reporting company under the Securities Exchange Act, which was the date of this prospectus.

                              PLAN OF DISTRIBUTION

           We will receive proceeds from the sale of 3,000,000 shares, aggregating $2,950,000, after deducting offering expenses estimated to be $50,000, if all such shares are sold. In the event the minimum is sold, we will receive proceeds from the sale of 200,000 shares, aggregating $150,000, after deducting offering expenses estimated to be $50,000. We will pay all of the expenses incident to the registration of the securities, including registration pursuant to the securities laws of certain states.

           This offering is self underwritten by us. We will offer the shares directly to investors through our officers and directors, who will offer the shares by Prospectus or other sales literature to friends, business associates and other contacts, and by direct mail to investors who have indicated an interest in acquiring shares. Our officers and directors will not receive any compensation for their services in connection with this offering. The offering does not involve the participation of an underwriter or broker.

           In the event that we enter into any agreement with any firm to act as an underwriter, dealer or agent in connection with this offering, we shall file an amendment to this prospectus which will identify such firm and set forth the terms of our agreement with such firm.

           We are making this offering on a "best efforts, minimum/maximum" basis. We will use our best efforts to place all 3,000,000 shares offered under this prospectus. In the event that at least 200,000 shares have been sold, subscriptions will be accepted and the offering will remain open until the termination date. In the event that at least 200,000 shares offered have not been sold, the offering will terminate and all funds will be returned to subscribers, without interest or deduction. The offering shall remain open for a period of 90 days, but may be extended for an additional 180 days by us.

           We are offering the shares of common stock, subject to prior sale, when, as and if issued, subject to approval of legal matters by our counsel, including the validity of the shares. We reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

           We anticipate that we will primarily sell the shares in a limited number of states. We will initially seek to qualify or register the sales of the shares in the state of California. We will not accept subscriptions from investors resident in other states unless we effect a registration therein or determine that no such registration is required.

           Pursuant to Regulation M of the General Rules and Regulations of the Securities and Exchange Commission, any person engaged in a distribution of securities, including on behalf of a selling security holder, may not simultaneously bid for, purchase or attempt to induce any person to bid for, purchase, or attempt to induce any person to bid for or purchase securities of the same class for a period of five business days prior to the commencement of such distribution and continuing until the person engaged in the distribution, is no longer a participant in the distribution.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

           Our directors, executive officers and key employees, their respective ages and positions, and biographical information on them are set forth below.

NAME                                        AGE       TITLE                                             DIRECTOR SINCE
----                                        ---       -----                                             --------------
Dan Rubin                                   29        Chairman of the Board of Directors, Chief         March 2001
                                                         Executive Officer and President

Robert L. Davidson, Esq.                    50        Secretary and Director                            March  2001
Daniel Nourani                              30        Director                                          March 2001


         All directors hold office until the next annual shareholders meeting or until their death, resignation, retirement or until their successors have been elected and qualified. Vacancies in the existing board are filled by a majority vote of the remaining directors.

         Our executive officers are chosen by our Board of Directors and serve at its discretion. There are no existing family relationships between or among any of our directors or executive officers.

         DAN RUBIN: CHAIRMAN OF THE BOARD OF DIRECTORS/CHIEF EXECUTIVE OFFICER/PRESIDENT

         Mr. Rubin has served as our Chairman of the Board of Directors, Chief Executive Officer and President since our formation in March 2001. Mr. Rubin's career has involved investments in securities and to a much lesser extent, real estate. His real estate experience involved the purchase and sale of properties, but did not include any development of unimproved property or the conversion of existing structures for new uses. Mr. Rubin has also served as President and Chief Executive Officer of Rubin Investment Group, Inc., a private investment company, from December 1999 through the date of this prospectus. From February 1997 through February 1999, Mr. Rubin served as President, Chief Executive Officer and Chairman of the Board of Directors of Country Star Restaurants, Inc. ("Country Star"), a publicly traded company that operated country music theme restaurants. From February 1996 through February 1997 Mr. Rubin was a self-employed investor in securities and real estate. Mr. Rubin obtained a Bachelor of Arts degree from Princeton University in 1998, as a member of the Class of 1993.

         ROBERT L. DAVIDSON, ESQ.: DIRECTOR/SECRETARY

         Mr. Davidson has served as our Secretary and Director since our formation. Mr. Davidson has no prior experience in the real estate industry. Mr. Davidson has served as Managing Director and General Counsel of Rubin Investment Group, Inc., a private investment company, from July 2000 through the date of this prospectus. Prior to that, from 1981 through June 2000, Mr. Davidson was a member of the law firm of Wolf, Haldenstein, Adler, Freeman and Herz, LLP located in New York, New York. Mr. Davidson obtained a Bachelor of Arts degree from the State University of New York at Stony Brook in 1972 and a JD degree from New York University School of Law in 1976.



         DANIEL NOURANI: DIRECTOR

         Mr. Nourani has served as our director from March 2001 through the date of this prospectus. Mr. Nourani has no prior experience in the real estate industry. Mr. Nourani has served as Deal Manager for Rubin Investment Group, Inc., a private investment company, from January 2000 through the date of this prospectus. Mr. Nourani was employed for January and February 1999 at Country Star. Mr. Nourani also served as Managing Director of Nourani, Inc., a private investment company from 1997 through 1998. Mr. Nourani obtained a Bachelor of Science degree from California State University in 1993 and a Master of Science degree from California State University in 1996.



         None of the executive officers will devote his full time or attention to our business affairs. Each of our executive officers will remain full time employees of Rubin Investment Group.

         Mr. Rubin and Mr. Nourani served Country Star in the capacities noted above. Mr. Davidson served Country Star as Secretary from February 1997 through February 1999. At the time Mr. Rubin became Chief Executive Officer and President of Country Star, it was in serious financial difficulty and lacked operating capital. In December 1997, the limited liability company in Las Vegas, Nevada in which Country Star owned a 51 percent interest and which operated a theme restaurant in Las Vegas filed for bankruptcy. In March 1999, Country Star was sold and Mr. Rubin ceased his association with it. Country Star's serious financial difficulty and lack of operating capital lead to its insolvency and cessation of operations in approximately March 2000.

         BOARD OF DIRECTORS COMMITTEES

         Our board of directors has an audit committee. Its activities are subject to the approval of the full Board of Directors.

         The audit committee is primarily charged with the review of professional services provided by our independent auditors, the determination of the independence of those auditors, our annual financial statements, and our system of internal accounting controls. The audit committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it finds appropriate or as is brought to its attention, including our selection and retention of independent accountants. We anticipate that non-employee, outside directors will comprise the audit committee.

         COMPENSATION OF DIRECTORS

         We do not have any arrangement for compensating our directors for the services they provide in their capacity as directors, including services for committee participation or for special assignments.

                             PRINCIPAL SHAREHOLDERS

         The following table lists as of the date of this prospectus, the beneficial ownership of our outstanding common stock by:

     o each person known by us to own beneficially 5% or more of our outstanding common stock

     o    each of our executive officers

     o    each of our directors

     o    all executive officers and directors as a group

         Beneficial ownership after this offering will depend on the number of shares actually sold. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. For purposes of calculating the percentages shown in the chart, each person listed is also deemed to beneficially own any shares that have been issued as of the date of this prospectus and shares that would be issued upon exercise of warrants or options currently exercisable or exercisable within 60 days of the date of this prospectus. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The inclusion of any shares as beneficially owned does not constitute an admission of beneficial ownership of those shares.

 NAME AND ADDRESS(1)                                     COMMON STOCK BENEFICIALLY
OF BENEFICIAL OWNERS                                        OWNED PRIOR TO             COMMON STOCK BENEFICIALLY
AND RELATIONSHIP                                               OFFERING                   OWNED AFTER OFFERING(2)
     TO US                                               SHARES            PERCENT     SHARES            PERCENT
     -----                                               ------            -------     ------            -------

Officers, Directors and 5% Shareholders

Rubin Investment Group, Inc. (3)                        1,500,000        100%         1,500,000            33.3%
Dan Rubin, President, CEO & Director                             0         0                  0               0
Robert Davidson, Secretary & Director                     300,000(4)   16.67%           300,000             6.25%
Daniel Nourani, Director                                  100,000(5)    6.25%           100,000             2.2%
All Executive Officers and Directors as a Group (3      1,900,000        100%         1,900,000            38.8%
persons)



1 Unless otherwise indicated, the address for all listed shareholders is 2121 Avenue of the Stars, Suite 101, Los Angeles, California 90067.

2 Assuming all 3,000,000 shares offered are sold.

3 Dan Rubin, our Chief Executive Officer, President and Director owns 100% of Rubin Investment Group, Inc. and is considered the beneficial owner of the shares held by that company. These shares will be issued on the effective date of this prospectus in exchange for the transfer to us of the Woodland Property.

4 Consists of options to acquire 300,000 shares at $1.00 per share.

5 Consists of options to acquire 100,000 shares at $1.00 per share.

                            DESCRIPTION OF SECURITIES

           Our authorized capital consists of 100,000,000 shares of Common Stock, $.0001 par value and 10,000,000 shares of preferred stock, $.0001 par value. As of the effective date of this prospectus, there will be 1,500,000 shares of common stock issued and outstanding. As of March, 2001, up to an additional 400,000 shares may be issued to certain option holders upon the exercise of options and the payment of the exercise price.

COMMON STOCK

           Each share of our common stock has the same relative rights and is identical in all respects with every other share of common stock. The holders of the common stock are entitled to one vote for each share they hold of record on all matters submitted to a vote of our stockholders. No holder of any class of stock has preemptive rights with respect to the issuance of shares of that or any other class of stock. The common stock is not entitled to cumulative voting rights with respect to the election of directors.

            The holders of common stock are entitled to pro rata dividends and other distributions if, and when declared by the board of directors out of assets legally available for the payment of dividends. The payment of dividends, if any, in the future rests within the discretion of the board of directors.

           Upon our liquidation, dissolution or winding up, the holder of each share of common stock is entitled to share equally in the distribution of our assets after the payment of liabilities. The holders of common stock are not entitled to the benefit of any sinking fund provision.

           The shares of common stock are not subject to any redemption provisions, nor are they convertible into any other security or property. All shares of common stock outstanding are fully paid and non-assessable.

PREFERRED STOCK

           We are authorized to issue up to 10,000,000 shares of preferred stock. As of the date hereof, there were no shares of preferred stock outstanding. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by shareholders and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. We have no present plans for the issuance of shares of preferred stock. The issuance of any preferred stock could adversely effect the rights of the holders of common stock and therefore, reduce the value of the common stock. The ability of the Board of Directors to issue preferred stock could also discourage, delay or prevent a takeover. See "Risk Factors -- Preferred Stock; Possible Anti-Takeover Effects of Certain Charter Provisions."

WARRANTS

           At June, 2001, there were options outstanding to purchase a total of 400,000 shares of common stock. These options will remain outstanding after the completion of this offering. The options are exercisable at a price of $1.00 per share.

TRANSFER AGENT

           The transfer agent for the common stock is _____________.

STOCK OPTIONS

GENERAL

           In March, 2001, our board of directors, and shareholders adopted the Rubin Property Group, Inc. 2001 employee stock option plan. The stock option plan provides a mechanism for us to provide incentive to executives, employees and other key personnel. The stock option plan provides for two kinds of options: incentive stock options and non-qualified stock options.

           Our 2001 stock option plan currently authorizes the grant of options to purchase a maximum of 5,000,000 shares of common stock, subject to adjustment for stock splits and similar capital changes. As of the date of this prospectus, no options had been granted.

ADMINISTRATION

           The stock option plan is administered by the board or the executive compensation committee. The board or the compensation committee has the authority to determine terms and conditions of the option issuances to participants to the extent such terms and conditions are not otherwise stated in the plan.

EFFECTIVE DATE

           The stock option plan became effective as of March 2001, and will continue in effect for a term of 10 years unless terminated sooner.

ELIGIBILITY

           All of our officers and other key employees are eligible to participate in the stock option plan. Non-qualified stock options may be granted under the plan to any employee, officer or director, regardless of whether the director is an officer or employee, and to any independent contractor.

PROVISIONS OF THE STOCK OPTION PLAN

           Options granted under the stock option plan will either be incentive stock options or non-qualified stock options. The exercise price of each share underlying an incentive stock option equals 100% of the fair market value of the share on the date of grant of such option; provided, however, that the exercise price of incentive stock options granted to holders of at least 10% of our shares may not be less than 110% of fair market value.

           Options are exercisable in whole or in part at any time over the exercise period, but in no event may the exercise period exceed 10 years from the date of grant; provided, however, that the exercise period for incentive stock options granted to holders of at least 10% of our shares may not exceed five years from the date of grant. The option exercise price must be paid in full, at the time of exercise, in cash or with committee approval, in shares having a fair market value in the aggregate equal to the option exercise price or in a combination of cash and shares.

           In the event that a participant (other than an independent consultant) ceases to maintain continuous service with us, for any reason other than death, disability or termination for cause, an exercisable stock option will continue to be exercisable for 3 months but in no event after the expiration date of such option. If a participant dies or is disabled, exercisable options will continue to be exercisable for one year, to the extent exercisable by the participant immediately prior to his/her death or disability. A stock option terminates automatically and is no longer exercisable as of the date a participant is terminated for cause.

           Options are nontransferable and must be exercised by the grantee except in the event of death or disability in which case the options may be exercised by the qualified successor to the grantee within one year after the date of death or disability but in no event after the expiration date of such options. Notwithstanding the foregoing, the board may permit transfer of non-qualified stock options during the exercise period. The shares issued on exercise of the options will not be subject to any transfer restriction except those mandated by applicable federal and state securities laws.

AMENDMENTS AND TERMINATION

           The board may from time to time suspend, terminate, modify, or amend the stock option plan, provided that no suspension, termination, modification, or amendment of the plan may adversely affect any rights under the plan unless the written consent of those affected is obtained. Unless terminated earlier by the board, the stock option plan will terminate in March, 2011.

NUMBER OF DIRECTORS AND TERM OF OFFICE

           Our by-laws provide that we have a minimum of three, but no more than eleven directors. The by-laws further provide that the directors shall hold office for a term for which a director is elected and that directors shall be elected at the annual meeting of shareholders. The current board consists of three members who were elected for one year terms in March 2001.

REPORTS TO SECURITY HOLDERS

           We intend to send to our shareholders copies of our annual report on form 10-KSB, which report contains audited financial statements, but do not intend to send our interim quarterly reports to our security holders.

                                LEGAL PROCEEDINGS

           We are not a party to any pending legal proceedings and are not aware of any contemplated proceeding by any governmental authority or other party.

                              CERTAIN TRANSACTIONS

           The following information summarizes certain transactions we engaged in during the past two years, or we propose to engage in, involving our executive officers, directors, promoters, 5% stockholders or immediate family members of those persons:

           In June, 2001 Dan Rubin agreed to transfer all rights and title to his 50% undivided interest in the Woodland Property to us in exchange for the issuance of 1,500,000 shares of our common stock to Rubin Investment Group, Inc.
(RIG) on the effective date of this prospectus. Mr. Rubin owns 100% of RIG's outstanding stock. The Woodland property is an undeveloped parcel located in Woodland, California. The Woodland Property will be valued at $342,534 for the purposes of this transaction. For additional information concerning the Woodland property see "Business - Woodland Property".

           In March, 2001, Robert Davidson, our Director and Secretary, received an option to purchase 300,000 shares of common stock for an exercise price of $1.00 per share. The option expires 5 years from the date of issuance. The option has certain registration rights.

           In March, 2001, Daniel Nourani, our Director, received an option to purchase 100,000 shares of common stock for an exercise price of $1.00 per share. The option expires 5 years from the date of issuance. The option has certain registration rights.

            MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

           No shares of our common stock have previously been registered with the Securities and Exchange Commission (the "Commission") or any state securities agency or authority. We intend to make an application to the NASD for our shares to be quoted on the Over-The-Counter Bulletin Board ("OTCBB").

           Our common shares are not currently quoted. We are not aware of any established trading market for our common stock nor is there any record of any reported trades in the public market. As of the date of this prospectus, we had one shareholder of record.

           If our shares are traded on a national stock exchange or the NASDAQ market, we will not be subject to the "penny stock" rules described below. If our shares are traded on the "OTCBB", most likely the shares will be subject to the provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), commonly referred to as the "penny stock" rule.

           The rule defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rule provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the commission; authorized for quotation from the NASDAQ stock market; issued by a registered investment company; excluded from the definition on the basis of price -- at least $5.00 per share -- or the issuer's net tangible assets. If our shares are deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse, and certain institutional investors.

           For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such security and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock and may affect the ability of shareholders to sell their shares.

DIVIDEND POLICY

           We have never declared or paid cash dividends. We intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                             EXECUTIVE COMPENSATION

           We were incorporated in March 2001. None of our executive officers have received any cash compensation nor has any compensation been accrued for them. It is anticipated that no executive officer will receive any salary or other benefit until we become profitable. None of our executive officers have entered into any employment agreement with us and their employment is terminable at the will of either such employee or us.

           For information concerning stock and options issued to our executive officers see "Certain Transactions".

           The following table sets forth certain information concerning compensation for the years ended December 31, 2000, 1999, and 1998.


LONG TERM COMPENSATION
                                                                                       SECURITIES
      NAME AND PRINCIPAL                                                               UNDERLYING     RESTRICTED STOCK
         POSITION          YEAR      SALARY       BONUS     ALL OTHER COMPENSATION       OPTIONS          AWARDS
Dan Rubin, President,
Chief Executive              2000        -0-         -0-               -0-              N/A                 N/A
Officer and Chairman
                             1999        -0-         -0-               -0-              N/A                 N/A
                             1998        -0-         -0-               -0-              N/A                 N/A




                      INTEREST OF NAMED EXPERTS AND COUNSEL

           Our financial statements at June 8, 2001, and for the 3 month period then ended, have been audited by Barak, Richter & Dror, as set forth in this report at the end of this prospectus, and are included in reliance on that report given on the authority of that firm as experts in accounting and auditing.

                                  LEGAL MATTERS

           The validity of the common stock offered hereby will be passed upon for us by Robert L. Davidson, Esq., 2121 Avenue of the Stars, Suite 101, Los Angeles, California, 90067, who owns a warrant to purchase 300,000 shares of common stock.

                           MANAGEMENT INDEMNIFICATION

           The Delaware Business Corporation Act provides that we may indemnify any and all of our officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in our best interest.

           The indemnification authorized under Delaware law is not exclusive and is in addition to any other rights granted to officers and directors. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director.

           Our articles of incorporation and bylaws provide for the indemnification of directors and executive officers to the maximum extent permitted by Delaware law. The articles also authorize the board of directors to advance expenses incurred in connection with the defense of any legal proceeding.

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

           There is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that would result in a claim for such indemnification.

                              AVAILABLE INFORMATION

           We are subject to the information reporting requirements of the Securities Exchange Act and, accordingly, file reports and other information with the Commission. Such reports and other information are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1026, 450 Fifth Street N.W., Washington, D.C. 20549, and the public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The information is also available at the Commission's regional offices located at 7 World Trade Center in New York, NY 10007, at the Klucynski Building, 230 Fourth Dearborn Street, in Chicago, IL 60604 and at 5757 Wilshire Boulevard, Los Angeles, CA 90024. Copies of such material also may be obtained from the Public Reference Section of the Commission, 450 Fifth Street N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates and are also available on the Commission's web site at www.sec.gov

                             ADDITIONAL INFORMATION

           We filed a registration statement with the Commission under the Securities Act with regard to the securities offered hereby. The prospectus does not contain all of the information set forth in the registration statement and in the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information reference is made to such registration statement and the exhibits and schedules thereto. The registration statement and any amendments, including exhibits are available for inspection and copying as set forth above. We intend to distribute annual reports containing audited financial statements to our shareholders.

                          INDEX TO FINANCIAL STATEMENTS

                           RUBIN PROPERTY GROUP, INC.

                                                                   PAGE

Independent Auditors' Report                                        F-2


Balance Sheets as of June 8, 2001                                   F-3

Statements of Income for the 3 month                                F-4
  period since 3/8/01 (inception)

Statements of Stockholders' Equity for the 3 month                  F-5
  period since 3/8/01 (inception)

Statements of Cash Flows for the 3 month                            F-6
  period since 3/8/01 (inception)

Notes to Financial Statements                                       F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Rubin Property Group, Inc.
Los Angeles, California

We have audited the accompanying balance sheets of Rubin Property Group, Inc. (the "Company"), as of June 8, 2001 and the related statements of income, stockholders' equity, and cash flows for the 3 month period then ended. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Rubin Property Group, Inc. at June 8, 2001 and the results of their operations and their cash flows for the period then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 7 to the financial statements, the Company has current liabilities in excess of current assets and has not yet been successful in establishing profitable operations, raising substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 7. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/S/  Barak, Richter & Dror

June 9, 2001

                           RUBIN PROPERTY GROUP, INC.

                                  BALANCE SHEET
                                 --------------


ASSETS

Current Assets:
      Cash and cash equivalents (Note 2)             $   0
                                                     -----

  Total Current Assets                               $   0

Other Assets:
      Investments with related parties (Note 3, 4)       0
      Contracts, furniture, fixtures and equipment
            and other assets (Note 5)                    0
                                                     -----
                                                         0


TOTAL ASSETS                                         $   0
                                                     =====

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current Liabilities:
      Accounts payable                               $   0
      Accrued expenses and other liabilities           750
                                                     -----

Total Current Liabilities                            $ 750

Commitments and Contingencies

Loans from Shareholder                                   0
                                                     -----

TOTAL LIABILITIES                                      750

STOCKHOLDERS' EQUITY (Note 8)

  Preferred stock; shares authorized                   N/A
 10,000,000 as of March 14, 2001 - None issued

  Common stock $.0001 par value; shares
authorized 100,000,000
  0 shares issued:
  Additional paid-in capital
  Retained Earnings (Accumulated deficit)             (750)
                                                     -----

  TOTAL STOCKHOLDER'S EQUITY                          (750)
                                                     -----


TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $   0
                                                     =====








      See accompanying auditors report and notes to financial statements.

                           RUBIN PROPERTY GROUP, INC.

                               STATEMENT OF INCOME
           FOR THE PERIOD FROM 3/8/01 (INCEPTION) THROUGH JUNE 8, 2001


REVENUES (NOTE 2):
     Property management and leasing fees (Note 2)             $         0
     Commissions                                                         0
     Gain on sale of commercial real estate                              0
     Rental income, net                                                  0
     Interest and other income                                           0
                                                               -----------


     TOTAL REVENUE                                             $         0
                                                               ===========



OPERATING EXPENSES:
     Commissions and marketing expenses                        $         0
     Cost of residential real estate sold                                0
     Compensation and related expenses                                   0
     General and administrative (Note 12)                              750
     Depreciation and amortization                                       0
     Interest expense                                                    0
                                                               -----------

     TOTAL OPERATING EXPENSES                                          750
                                                               -----------


INCOME (LOSS) BEFORE PROVISION FOR
     INCOME TAXES AND EXTRAORDINARY ITEMS                            (750)

PROVISION FOR INCOME TAXES (Note 6)                                      0
                                                              ------------

INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS                             (750)

EXTRAORDINARY ITEMS                                                      0
                                                               -----------

NET INCOME (LOSS)                                               $    (750)
                                                                ==========


    SHARE DATA (Note 2):

Basic income (loss) before extraordinary items per share               nil
Basic extraordinary item per share                                       0
Basic net income per share                                             nil
Basic weighted average shares                                            0

Diluted income before extraordinary items per share                    nil
Diluted extraordinary item per share                                     0
Diluted net income per share                                           nil
Diluted weighted average shares                                    400,000



      See accompanying auditors report and notes to financial statements.

                           RUBIN PROPERTY GROUP, INC.

                        STATEMENT OF STOCKHOLDER'S EQUITY
           FOR THE PERIOD FROM 3/8/01 (INCEPTION) THROUGH JUNE 8, 2001


                          Common Stock              Additional       Accumulated
                      Shares          Amount       Paid-in-Capital      Deficit        Total






BALANCE,              0                  0               0              0                  0


Issuance of           0                  0               0              0                  0
common stock

Net income (Loss)                                                                        (750)

BALANCE,              0                  0               0             0                 (750)


      See accompanying auditors report and notes to financial statements.

                           RUBIN PROPERTY GROUP, INC.

                             STATEMENT OF CASH FLOWS
           FOR THE PERIOD FROM 3/8/01 (INCEPTION) THROUGH JUNE 8, 2001



CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (Loss)                                                 $    (750)
 Adjustments to reconcile net income to net cash
  used in operating activities:
Change in assets and liabilities:
  Accrued expenses and other liabilities                                   750
                                                                   -----------

      Net cash (used in) provided by operating activities          $         0

CASH FLOWS FROM INVESTING ACTIVITIES:

    Net cash provided by (used in) investing activities            $         0

CASH FLOWS FROM FINANCING ACTIVITIES:
  Loans from (repayments to) Shareholders                          $         0
                                                                   -----------

    Net cash (used in) provided by financing activities           $          0
                                                                  ------------


Net increase (decrease) in cash                                   $          0
CASH, BEGINNING OF YEAR                                                      0
                                                                   -----------


CASH, END OF YEAR                                                 $          0
                                                                  ============


     SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

CASH PAID DURING THE YEAR FOR:

         Interest                                                  $         0
         Income taxes                                                        0


      See accompanying auditors report and notes to financial statements.

                           RUBIN PROPERTY GROUP, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                  JUNE 8, 2001

NOTE 1 - ORGANIZATION

Rubin Property Group, Inc., a Delaware corporation (the "Company") is a development stage company. The Company plans on acquiring, developing, renovating, maintaining and ultimately reselling commercial and residential real estate.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company recognizes income and expenses in accordance with accrual basis accounting.

REVENUE RECOGNITION: Property management fees are recognized over time as earned based upon the terms of the management agreement. Real estate sales revenue and gains on sale are recognized at the close of escrow when title to the real property passes to the buyer. The Company follows the guidelines for profit recognition as set forth by Statement of Financial Accounting Standards (SFAS) No. 66 Accounting for Sales of Real Estate. The Company presents sales of long term real estate projects on a net gain on sale basis due to the fact that these properties are typically held for two to three years and may generate rental income and operating expenses during the holding period. Shorter term real estate projects are accounted for as inventory because these properties are generally held for less than one year and do not generate income during the holding period. Accordingly, gross revenue and cost of sales are presented separately on the statements of income.

ACCOUNTING ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. These estimates and assumptions are reviewed periodically and updated as management deems necessary. Actual results could differ from those estimates.

GOODWILL - The Company has no goodwill as of the financial statement date.

CASH AND CASH EQUIVALENTS - Cash and cash equivalents consists of cash and all highly liquid investments purchased with maturities of three months or less and refundable deposits in escrow.

LONG LIVED ASSETS - The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that an asset's carrying value may exceed the undiscounted expected future cash flows to be derived from that asset. Whenever undiscounted expected future cash flows are less than the carrying value, the asset will be reduced to an amount equal to the net present value of the expected future cash flows and an impairment loss will be recognized.

CONCENTRATION OF CREDIT RISK - Cash and cash equivalents are invested in institutions insured by government agencies. Certain accounts may from time to time contain balances in excess of the insured limits.

EARNINGS PER SHARE - Basic income (loss) per share for any period is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during such period. Diluted net income (loss) per share for any period is computed by dividing net income (loss) by the weighted average number of shares of common stock and common stock equivalents outstanding during such period. The basic weighted average number of shares used to compute net income per share is zero (0) for the 3 month period ended June 8, 2001, diluted weighted average number of shares used to compute net income per share is 1.9 million for the 3 month period ended June 8, 2001.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS - SFAS No. 133, Accounting for Derivative Investments and Hedging Activities was issued June 1998 and, as amended, is applicable for all fiscal years beginning after June 15, 2000. Management does not expect this pronouncement to have a material impact on the Company's financial statements.

NOTE 3 - REAL ESTATE TO BE HELD

Real estate to be held will be comprised of a 50% undivided interest in undeveloped land commonly known as 1434 East Main Street in Woodland, California. The property will be acquired through a section 351 tax-free exchange between Dan Rubin and Rubin Investment Group, Inc., and then between Rubin Investment Group, Inc. and the Company. It will be accounted for at the lower of cost or market but is not subject to amortization or depreciation.

No mortgages or other liens, encumbrances or notes are recorded against the property. See Note 4 regarding related party transactions

    Real estate to be held includes the following:

Commercial properties and land:
    1434 East Main Street; Woodland, California 95776

NOTE 4 - RELATED PARTY TRANSACTIONS

The Company will own an undivided 50% interest in the undeveloped land commonly known as 1434 East Main Street, Woodland, California. The other undivided 50% interest is currently owned jointly by Roy & Sima Rubin, parents of the Company's President/CEO. Neither party can develop, encumber or alter in any way the existing status of the property without the consent of the other. Management believes that given the unique relationship between interest holders and the joint desire to use the land to its highest and best usage, the Company will be able to move forward with its plan of operations and promptly acquire either consent of the related parties or their interest in said property.

The Company's stockholder, Rubin Investment Group, Inc. "RIG" (A New York Corporation) will be providing office space, administrative and clerical services to the Company for $12,500 per month for a period of twelve months commencing with the effective date of the Company's initial public offering. The arrangement will continue on a month-to-month basis thereafter unless terminated by either party.

Dan Rubin is the sole shareholder of RIG, it's President/CEO, and is the Company's President/CEO.

NOTE 5 - FURNITURE, FIXTURES AND EQUIPMENT AND OTHER ASSETS

The Company currently owns no furniture, fixture, equipment or other assets. The Company will utilize furniture, fixtures, equipment and other assets of its stockholder, Rubin Investment Group Inc., as described above.

NOTE 6 - INCOME TAXES

The Company is a development stage company and has not yet completed any taxable period, and therefore consequently has not yet filed any tax returns.

NOTE 7 - GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has current liabilities in excess of current assets and has not yet been successful in establishing profitable operations. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard, management is proposing to raise any necessary additional funds not provided by operations through loans and/or through additional sales of its common stock. There is no assurance that the Company will be successful in raising this additional capital or achieving profitable operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 8 - CAPITAL STOCK TRANSACTIONS

The company has authorized 100,000,000 common shares and 10,000,000 preferred shares, and will issue 1,500,000 shares of its common stock to Rubin Investment Group Inc. in exchange for property (see notes 3 and 4) and will be issuing up to a maximum of an additional 3,000,000 common shares issued at $1.00/share as part of a public offering currently being sought after by the Company.

The total number of outstanding shares at the completion of the public offering is expected to be 4,500,000.

NOTE 9 - EMPLOYEE BENEFIT ARRANGEMENTS

The Company has not yet adopted a policy regarding employee benefit programs. The Company currently utilizes the employees of its stockholder, Rubin Investment Group Inc, during its development stages and will continue to do so until such a time as the Company generates cash flow from operations and the directors deem it necessary to segregate.

NOTE 10 - STOCK OPTION PLANS AND WARRANTS

The Company has not adopted a general policy regarding the future issuance of stock options and warrants. As of this date, 400,000 options have been issued.

NOTE 12 - GENERAL & ADMINISTRATIVE EXPENSES

The Company has accrued registration fees of $750.00 in connection with an SB-2 registration currently being filed with the SEC. This amount has been expensed as operating G&A.

                                3,000,000 SHARES

                           RUBIN PROPERTY GROUP, INC.





                                   PROSPECTUS

                                __________, 2001

                           Table Of Contents On Page 1

                          Back of Prospectus Cover Page

           WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                                     PART II

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

           The Delaware Business Corporation Act and the Company's Articles of Incorporation and Bylaws provide that we may indemnify any and all of our officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in our best interest.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

           The following is a schedule of the estimated expenses to be incurred by us in connection with the issuance and sale of the securities being registered hereby, other than underwriting discounts and commissions.

Registration Fee                                    $750



Blue Sky Fees and Expenses                          ___



Accounting Fees and Expenses                        ___



Printing Expenses                                   ___



Transfer Agent and Registrar Fees                   ___

                                               -----------

         TOTAL                                     $___*

                                               ===========



*TO BE FILED BY AMENDMENT

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

           On June 15, 2001, Dan Rubin agreed to transfer all rights and title to his 50% undivided interest in the Woodland Property to us in exchange for the issuance of 1,500,000 shares of our common stock to Rubin Investment Group, Inc.
(RIG) on the effective date of the offering. The Woodland property is an undeveloped parcel located in Woodland, California. For additional information concerning the Woodland property see "Business - Woodland Property".

           In March, 2001, Robert Davidson, our Director and Secretary, received an option to purchase 300,000 shares of common stock for an exercise price of $1.00 per share. The option expires 5 years from the date of issuance. The option has certain registration rights.

           In March, 2001, Daniel Nourani, our Director, received an option to purchase 100,000 shares of common stock for an exercise price of $1.00 per share. The option expires 5 years from the date of issuance. The option has certain registration rights.

           The issuance of these shares was exempt from registration pursuant to
Section 4(2) of the Securities Act of 1933. All of these shares were acquired for investment purposes only and without a view to distribution. The persons who received these shares were fully informed about matters concerning the Company, including its business, financial affairs and other matters and acquired the securities for their own accounts.

 ITEM 27.  EXHIBITS

INDEX OF EXHIBITS

     3.1 Articles of Incorporation and all Articles of Amendment of Rubin Property Group, Inc.

     3.2  By-Laws of Rubin Property Group, Inc.

     4.1  Form of Stock Certificate*

     5    Opinion of ______ Regarding Legality*

     10.1 2001 Stock Option Plan of Rubin Property Group, Inc.

     10.2 Real Estate Purchase and Sale Agreement regarding Woodland Property.

     10.3 Office Space and Services Sharing Agreement between Rubin Investment Group, Inc. and Rubin Property Group.

     23   Consent of Barak, Richter & Dror

*To be filed by Amendment.




ITEM 28.  UNDERTAKINGS


A.   Supplementary and Periodic Information, Documents and Reports.



         Subject to the terms and conditions of the Securities Exchange Act of 1934, as amended, the Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission duly adopted pursuant to authority in that Section.

B.   Indemnification.

II.
III.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

                                 ----------





     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on behalf of the undersigned in the City of Los Angeles, June 20, 2001.

                                     RUBIN PROPERTY GROUP, INC.

                                     By: /S// DAN RUBIN

                               Dan Rubin, President

     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                              TITLE                      DATE


/S/ DAN RUBIN               President, Chief Executive
                             Officer and Director              June 20, 2001
------------------
Dan Rubin


/S/ ROBERT DAVIDSON         Secretary and Director            June 20, 2001
-------------------
Robert Davidson


/S/ DANIEL NOURANI          Director                          June 20, 2001
--------------------
Daniel Nourani